UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2015

iTALK INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54664	20-5302617
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2400 W. Cypress Creek Road, Suite 111, Fort Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

(877) 652-3834
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

In December 2014 iTalk, Inc. formed a subsidiary Limestone Energy Holdings, Inc., a Florida corporation (“Limestone”) to explore a diversification strategy into the oil and gas industry. This new subsidiary was formed whereby the founders of Limestone are the CEO of iTalk, Inc. who owns 7% of Limestone, iTalk, Inc. owns 86%, Wager H.S., LLC owns 5% and Bridle Path Investments I, LLC owns 2%. The minority shareholders in Limestone have a right to convert into a like percentage of common shares of iTalk, Inc. only upon an oil and gas company acquisition by either Limestone directly or by iTalk, Inc..

Subsequently, on  January 6, 2015, Limestone entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Hilliard Bender Energy, LLC, a Florida limited liability company, (“Hilliard”).

Pursuant to the Purchase Agreement, Limestone will purchase all of the outstanding membership interests of Hillard as of the Closing (as defined in the Purchase Agreement) in consideration for 51 shares of common stock of Limestone (“Limestone Consideration”).  Subsequent to the Closing, the Limestone Consideration will be convertible into 625,000,000 shares of the Company’s restricted common stock.

Presently, iTalk, Inc. has convertible debt outstanding and other liabilities outstanding, which will either be settled from the first financings raised by Limestone and/or iTalk, Inc. or repaid by iTalk, Inc. through share issuances to such creditors. It is estimated at the date of this Agreement the total required to satisfy all these financial obligations are estimated to be less than $1.0 million. Certain of the existing debt obligations have terms and conditions that could restrict the Company’s ability to complete this transaction, future transactions, or future financings, unless their obligations are satisfied.

The obligation of Limestone to consummate the transaction is subject to a condition that the Company will have increased the number of its authorized shares of common stock from 500 million to 1.5 billion (the “Authorized Increase”).  The Authorized increase will required the Company to amend and restate its Schedule 14C originally filed with the Securities and Exchange Commission on November 14, 2014 to include detailed information regarding Hilliard and its business as required by Items 11, 13 and 14 Schedule 14A promulgated under Section 14(a) of the Securities Exchange Act of 1934, as amended.  The consummation of the transaction is also subject to the satisfaction of other customary conditions, including obtaining requisite consents and approvals and performance in all material respects by the parties of their covenants and agreements under the Purchase Agreement.

The Purchase Agreement contains representations and warranties customary for transactions of this type.  Subject to certain limitations, the parties agreed to indemnify each other for breaches of representations, warranties and agreements and certain other items.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, attached hereto as Exhibit 2.1, and incorporated herein by reference. The foregoing summary has been included to provide investors with information relating to the terms of the Purchase Agreement and is qualified in its entirety by the terms and conditions of the Purchase Agreement. It is not intended to provide any other factual information about the Company, Limestone, Hilliard, or their respective subsidiaries or affiliates.

Item 9.01    Financial Statements and Exhibits

(d)           Exhibits

2.1	Purchase and Sale Agreement, dated January 6, 2015.

 SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iTALK INC.

Dated: January 6, 2015	By:	/s/ David F. Levy
Name: David F. Levy
Title: Chief Executive Officer